Exhibit 10.2

SECOND AMENDMENT TO THE CREDIT AGREEMENT

SECOND AMENDMENT (this “Amendment”), dated as of May 20, 2011, to the Credit Agreement dated as of December 10, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among Thompson Creek Metals Company Inc. (the “Borrower”), the several banks and other financial institutions or entities from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent  (in such capacity, the “Administrative Agent”), and the other agents party thereto.

W I T N E S S E T H :

WHEREAS, the parties hereto are parties to the Credit Agreement;

WHEREAS, the Borrower has requested that the Lenders agree to make certain amendments to the Credit Agreement as set forth herein; and

WHEREAS, all Lenders are willing to agree to such amendments and other matters, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.           DEFINITIONS.

1.1           Unless otherwise defined herein, capitalized terms which are defined in the Credit Agreement are used herein as therein defined.

SECTION 2.           AMENDMENTS.

(a)           Amendment to Section 1 of the Credit Agreement.

(i)            Section 1.1 of the Credit Agreement is hereby amended by adding the following terms in proper alphabetical order:

“2011 Notes”: the 7.375% senior unsecured notes due 2018.

“2011 Notes Documents”: the 2011 Notes Indenture and all other instruments, agreements and other documents evidencing or governing the 2011 Notes or providing for any other right in respect thereof.

“2011 Notes Indenture”:  the Indenture, dated as of May 20, 2011, among the Borrower, as issuer and the 2011 Notes Trustee.

“2011 Notes Trustee”:  Wells Fargo Bank, National Association.

“Consolidated Total Assets”: the book value of the assets of the Borrower and its Subsidiaries as shown on the most recent consolidated balance sheet of the Borrower and calculated in accordance with GAAP.

“Endako Completion Date”: the date upon which the Endako Project has operated at an average of 80% of production design capacity over the preceding 75-day period (i.e. (.80(52,000 tonnes/day)) x 75 = 3,120,000 tonnes); provided, that on the Endako Completion Date, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that that Endako Completion Date has occurred and setting forth in reasonable detail the tonnage information and calculations relating thereto.

“Mt. Milligan Completion Date”: the date upon which the Mt. Milligan Project has operated at an average of 80% of production design capacity over the preceding 75-day period (i.e. (.80(60,000 tonnes/day)) x 75 = 3,600,000 tonnes); provided, that on the Mt. Milligan Completion Date, the Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer certifying that that Mt. Milligan Completion Date has occurred and setting forth in reasonable detail the tonnage information and calculations relating thereto.

(ii)           The definition of “Applicable Pricing Grid” in Section 1.1 of the Credit agreement is hereby amended by replacing such definition in its entirety with the following:

“Applicable Pricing Grid”:  the table set forth below:

Level	Consolidated Leverage Ratio	Eurodollar Loans/ CDOR Loans/Acceptance Fees	ABR Loans/ Canadian Prime Rate Loans	Commitment Fee
I	</= 1.5x	3.00%	2.00%	0.75%
II	> 1.5x but </= 2.25x	3.25%	2.25%	0.875%
III	> 2.25x	3.50%	2.50%	1.00%

For purposes of the foregoing, changes in the Applicable Margin resulting from the changes in the Consolidated Leverage Ratio shall become effective on the date that is three Business Days after the date on which financial statements are delivered to Administrative Agent pursuant to Section 6.1 (commencing with the first such date after the Closing Date) and shall remain in effect until the next change to be effected pursuant to this paragraph.  If any financial statements referred to above are not delivered within the time periods specified in Section 6.1 (including in respect of the first such date after the Closing Date), then, until the date that is three business days after the date on which such financial statements are delivered, Level III of the Pricing Grid shall apply.

(iii)          The definition of “Consolidated EBITDA” in Section 1.1 of the Credit Agreement is hereby amended by deleting the words “(iv) any other non-cash income” and substituting in lieu thereof the words “(iv) any other non-cash income (excluding, for the avoidance of doubt, amounts included in Consolidated Net Income for such period in respect of the amortization of upfront payments representing deferred revenue to the extent such amounts are not otherwise included in Consolidated EBITDA for any other period)”

(iv)       The definition of “Consolidated Interest Expense” in Section 1.1 of the Credit Agreement is hereby amended by replacing such definition in its entirety with the following:

“Consolidated Interest Expense”:  for any period, net interest expense (including that attributable to Capital Lease Obligations and imputed interest expense, if any, related to the obligations of the Borrower and Terrane Metals Corp. under the Royal Gold Purchase Agreement and other similar arrangements but excluding capitalized interest in connection with the Royal Gold Purchase Agreement and net of interest income) of the Borrower and its Subsidiaries (other than Non-Core Subsidiaries) for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (other than Non-Core Subsidiaries) (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP) but excluding the amortization of deferred financing costs associated with this Agreement and the 2011 Notes.

(v)           The definition of “Permitted Acquisition” in Section 1.1 of the Credit Agreement is hereby amended by (i) replacing the words “(y) the Borrower is in compliance with the liquidity covenant set forth in Section 7.1(c) as of the date of such acquisition” and substituting in lieu thereof the words “(y) the Borrower is in compliance with the liquidity conditions set forth in Section 5.2(c) as of the date of such acquisition and (ii) deleting the words “, (iv) such acquisition shall not be initiated or consummated as a “hostile” acquisition and shall have been approved by the Board of Directors and/or shareholders of the applicable Loan Party and the Target and (v)” and substituting in lieu thereof the words “and (iv)”.

(vi)          The definition of “BC Hydro Guarantee” in Section 1.1 of the Credit Agreement is hereby deleted in its entirety.

(b)           Amendment to Section 4.17 of the Credit Agreement.  Section 4.17 of the Credit Agreement is hereby amended by adding the following at the end of such section:

; provided that no such proceeds shall be used to initiate or consummate a “hostile” acquisition or any other acquisition that has not been approved by the Board of Directors and/or shareholders of the Loan Party making such acquisition and the Target.

(c)           Amendment to Section 5.2 of the Credit Agreement.  Section 5.2 of the Credit Agreement is hereby amended by adding the following immediately after clause (b) of such section:

(c) Minimum Liquidity.

(i)  At any time prior to the Endako Completion Date, the Consolidated Liquidity, after giving effect to such extension of credit and any other transactions related (directly or indirectly) to such extension of credit, is greater than or equal to $100,000,000; provided that prior to any extension of credit which would result in the Available Commitments being less than $100,000,000, the Borrower shall deliver a certificate duly executed by a

Responsible Officer that (x) sets forth in reasonable detail the intended uses of such extension of credit and (y) certifies that the Borrower’s intent is to not decrease Consolidated Liquidity below $100,000,000 for a period of at least 90 days .

(ii)  At any time prior to the Mt. Milligan Completion Date, the Consolidated Liquidity, after giving effect to such extension of credit and any other transactions related (directly or indirectly) to such extension of credit, is greater than or equal to $75,000,000; provided that prior to any extension of credit which would result in the Available Commitments being less than $75,000,000, the Borrower shall deliver a certificate duly executed by a Responsible Officer that (x) sets forth in reasonable detail the intended uses of such extension of credit and (y) certifies that the Borrower’s intent is to not decrease Consolidated Liquidity below $75,000,000 for a period of at least 90 days .

(d)           Amendment to Section 7.1 of the Credit Agreement.  Section 7.1 of the Credit Agreement is hereby amended by deleting (i) clause (c) of such section in its entirety and (ii) the last paragraph of such section in its entirety.

(e)           Amendment to Section 7.2(e) of the Credit Agreement.  Section 7.2(e) of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

(e)           Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed at any one time outstanding the difference between (x) $200,000,000 and (y) the amount of Sale and Leasebacks entered into pursuant to Section 7.11 that do not constitute Capital Lease Obligations;

(f)            Amendment to Section 7.2(g) of the Credit Agreement.  Section 7.2(g) of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

(g)           Intentionally omitted;

(g)           Amendment to Section 7.2(l) of the Credit Agreement.  Clause (i) of Section 7.2(l) of the Credit Agreement is hereby amended by replacing the words “unsecured guarantees” with the word “obligations”.

(h)           Amendment to Section 7.2 of the Credit Agreement.  Section 7.2 of the Credit Agreement is hereby amended by replacing clause (n) of such section in its entirety with the following:

(n) so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, additional Indebtedness of the Borrower or any of its Subsidiaries (other than Non-Core Subsidiaries, and the Endako Joint Venture and its Subsidiaries) in an aggregate principal amount not to exceed $300,000,000 at any one time outstanding; provided that (i) not more than $25,000,000 of Indebtedness incurred pursuant to this clause (n) may have a maturity date earlier than June 10, 2015 (it being understood and agreed that $275,000,000 of the Indebtedness incurred pursuant to this clause (n) shall have a maturity date of June 10, 2015 or later) and (ii) such Indebtedness is incurred on terms that are, in the aggregate, not materially more onerous to the Group Members than the terms of this Agreement, other than interest rates and fees payable by the obligors thereunder (it being understood and agreed that notwithstanding the limitations in the preceding clauses (i) and (ii), Indebtedness convertible solely into common stock of the

Borrower and cash in respect of an additional fractional share (or, at the option of the Borrower, cash in lieu of common stock, it being understood that any such cash payments in lieu of common stock shall be subject to the limitations in Section 7.9) shall be permitted to be incurred under this clause (n); and

(o) Indebtedness under the 2011 Notes Documents in an aggregate principal amount not to exceed $350,000,000 and any refinancings, refundings, renewals or extensions of the foregoing (without shortening the maturity of the principal amount thereof or increasing the principal amount thereof in excess of the amount permitted under this clause (o)).

(i)            Amendment to Section 7.6 of the Credit Agreement.  Section 7.6(d) of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

(d)  so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, the Borrower or any of its Subsidiaries may make Restricted Payments; provided that, at the time such Restricted Payment is made, the aggregate amount of the Restricted Payments made pursuant to this clause (d) shall not exceed an amount equal to the difference between (x) 50% of the amount of the Consolidated Net Income for the previous fiscal year of the Borrower and (y) the amount of Capital Expenditures made pursuant to Section 7.7(iv); provided that for the purposes of calculating Consolidated Net Income for the purposes of this clause (d), no gain or loss listed under the line item “Change in Fair Value of Common Stock Warrants” in the financial statements delivered pursuant to Section 6.1(b) (or any other line item having a similar effect) shall be incorporated into the calculation of Consolidated Net Income.

(j)            Amendment to Section 7.7 of the Credit Agreement.  Section 7.7 of the Credit Agreement is hereby amended by (a) adding the following immediately after clause (iii) of such section:

(iv)  so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, the Borrower or any of its Subsidiaries may make Capital Expenditures; provided that, at the time such Capital Expenditure is made, the aggregate amount of the Capital Expenditures made pursuant to this clause (iv) shall not exceed an amount equal to the difference between (x) 50% of the amount of the Consolidated Net Income for the previous fiscal year of the Borrower and (y) the amount of Restricted Payments made pursuant to Section 7.6(d); provided that for the purposes of calculating Consolidated Net Income for the purposes of this clause (iv), no gain or loss listed under the line item “Change in Fair Value of Common Stock Warrants” in the financial statements delivered pursuant to Section 6.1(b) (or any other line item having a similar effect) shall be incorporated into the calculation of Consolidated Net Income.

and (b) replacing the words  “$10,000,000 of any such amount referred to in clause (i) above” in the last paragraph thereof with the words “$20,000,000 of any such amount referred to in either clause (i) or (iv) above”.

(k)           Amendment to Section 7.8 of the Credit Agreement.  Section 7.8(l) of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

(l) so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, in addition to Investments otherwise expressly permitted by this Section, Investments by the Borrower or any of its Subsidiaries in an aggregate amount

(valued at cost) at the time of such Investment not to exceed the greater of (x) $50,000,000 and (y) 2.0% of Consolidated Total Assets outstanding at any one time (net of the cash actually received thereon as a result of any sale for cash, repayment, redemption, liquidating distribution or other actual cash realization).

(l)                                     Amendment to Section 7.9 of the Credit Agreement.  Section 7.9 of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

7.9                                 Optional Payments and Modifications of Certain Debt Instruments.  Make or offer to make any optional or voluntary payment, prepayment, repurchase or redemption of, conversion into cash of, or otherwise optionally or voluntarily defease or segregate funds with respect to any Indebtedness incurred pursuant to Sections 7.2(e), 7.2(n) and 7.2(o), if after giving effect thereto, the Consolidated Liquidity would be less than $50,000,000; provided, that in each case, any such payment, prepayment, repurchase, redemption, conversion, defeasance or segregation shall only be permitted so long as no Default or Event of Default shall then exist or would exist after giving effect thereto.

(m)                               Amendment to Section 7.11 of the Credit Agreement.  Section 7.11 of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

7.11                           Sales and Leasebacks.  Enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member (any such arrangement, a “Sale and Leaseback”) except, so long as no Default or Event of Default shall then exist or would exist after giving effect thereto, for any such Sale and Leaseback that is consummated within 180 days after the acquisition of such real or personal property acquired by a Group Member, in the case of any such Sale and Leaseback that is not a Capital Lease Obligation, in an aggregate principal amount at any one time outstanding not to exceed the difference between (x) $200,000,000 and (y) the amount of Indebtedness incurred pursuant to Section 7.2(e).

(n)                                 Amendment to Section 7.14 of the Credit Agreement.  Section 7.14 of the Credit Agreement is hereby amended by replacing such section in its entirety with the following:

7.14                           Negative Pledge Clauses.  Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Group Member to create, incur, assume or suffer to exist any Lien upon any of its property or revenues, whether now owned or hereafter acquired other than (a) this Agreement, the other Loan Documents, the 2011 Notes Documents and Indebtedness incurred under clause (n) of Section 7.2 (provided that such restrictions are not more onerous to the Group Members in any material respect than those in the 2011 Notes Documents),  (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby and deposits securing the payment or performance of obligations thereunder), (c) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary.

(o)                                 Amendment to Section 7.15 of the Credit Agreement.  Section 7.15 of the Credit Agreement is hereby amended by inserting the words “, the 2011 Notes Documents and Indebtedness incurred under clause (n) of Section 7.2 (provided that such restrictions are not more onerous to the Group Members in any material respect than those in the 2011 Notes Documents)” in clause (i) thereof immediately after the words “Loan Documents”.

(p)                                 Amendment to Section 7.17 of the Credit Agreement.  Section 7.17 of the Credit Agreement is hereby amended by deleting the clause in its entirety and substituting in lieu thereof:

7.17                           Amendments to Material Agreements.  Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) the terms and conditions of (i) the 2011 Notes Documents in any material respect that is adverse to the Lenders, (ii) the Royal Gold Purchase Agreement and the related security documents in any material respect that is adverse to the Lenders, subject to the terms of the Royal Gold Intercreditor Agreement and (iii) the Endako Joint Venture Agreement in any material respect that is adverse to the Lenders.

(q)                                 Amendment to Section 8 of the Credit Agreement.  Clause (y) of Section 8(m) of the Credit Agreement is hereby amended by deleting the clause in its entirety and substituting in lieu thereof “(A) obligations pursuant to the Loan Documents to which it is a party and (B) unsecured obligations in respect of Indebtedness incurred pursuant to Sections 7.2(n) and (o)”.

SECTION 3.                                CONDITIONS PRECEDENT.  This Amendment shall become effective on the date (the “Effective Date”) on which all of the following conditions have been satisfied or waived:

(a)                                  Execution and Delivery.  The Administrative Agent shall have received counterparts of this Amendment duly executed by (i) the Borrower, (ii) all Lenders and (iii) the Administrative Agent.

(b)                                 No Default.  Both prior to and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on the Effective Date.

(c)                                  Representations and Warranties.  As of the Effective Date (both prior to and after giving effect to this Amendment) all representations and warranties contained in Section 4 shall be true and correct in all material respects.

(d)                                 2011 Notes.  The Borrower shall have received at least $350,000,000 (less any applicable upfront fees and original issue discount) in gross cash proceeds from the issuance of the 2011 Notes on satisfactory terms and the Administrative Agent shall have received true and correct copies of the principal 2011 Notes Documents (it being understood and agreed that the terms for the 2011 Notes that are consistent in all material respects with those described in the Preliminary Offering Memorandum of the Borrower, dated May 9, 2011, are satisfactory).

(e)                                  Projections. The Lenders shall have received consolidated forecasts of the consolidated income statement, balance sheet and cash flows, after giving effect to the incurrence of the 2011 Notes, of Parent and its Subsidiaries for each fiscal year through fiscal year 2014.

(f)                                    Fees and Expenses.  The Administrative Agent shall have received the fees and expenses required to be paid by the Borrower pursuant to Section 5 of this Amendment.

For the purpose of determining compliance with the conditions specified in this Section 3, each Lender that has signed this Amendment shall be deemed to have accepted, and to be satisfied with, each document or other matter required under this Section 3 unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.                                REPRESENTATIONS AND WARRANTIES.  In order to induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

(a)                                  the representations and warranties of the Borrower and the other Loan Parties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the Effective Date as if made on and as of the Effective Date both prior to, and after giving effect to, this Amendment, except where such representations and warranties expressly relate to an earlier date in which case such representations and warranties were true and correct in all material respects as of such earlier date;

(b)                                 both prior to and after giving effect to this Amendment, no Default or Event of Default shall have occurred and be continuing on the Effective Date; and

(c)                                  after giving effect to the incurrence of the 2011 Notes, each Loan Party is Solvent.

SECTION 5.                                FEES AND EXPENSES.  The Borrower agrees to pay (i) the Administrative Agent for the account of each Lender that consents to this Amendment on or prior to 5:00 p.m., New York time, May 20, 2011, a fee equal to 0.25% of such Lender’s Commitment on the Effective Date and (ii) all invoiced fees and accrued expenses of the Administrative Agent, including without limitation, the reasonable fees and expenses of legal counsel.

SECTION 6.                                CONTINUING EFFECT.  Except as expressly amended, waived or modified hereby, the Loan Documents shall continue to be and shall remain in full force and effect in accordance with their respective terms.  This Amendment shall not constitute an amendment, waiver or modification of any provision of any Loan Document not expressly referred to herein and shall not be construed as an amendment, waiver or modification of any action on the part of the Borrower or the other Loan Parties that would require an amendment, waiver or consent of the Administrative Agent or the Lenders except as expressly stated herein, or be construed to indicate the willingness of the Administrative Agent or the Lenders to further amend, waive or modify any provision of any Loan Document amended, waived or modified hereby for any other period, circumstance or event.  Except as expressly modified by this Amendment, the Credit Agreement and the other Loan Documents are ratified and confirmed and are, and shall continue to be, in full force and effect in accordance with their respective terms.  Except as expressly set forth herein, each Lender and the Administrative Agent reserves all of its rights, remedies, powers and privileges under the Credit Agreement, the other Loan Documents, applicable law and/or equity.  Any reference to the “Credit Agreement” in any Loan Document or any related documents shall be deemed to be a reference to the Credit Agreement as amended by this Amendment and the term “Loan Documents” in the Credit Agreement and the other Loan Documents shall include, without limitation, this Amendment and any agreements, instruments and other documents executed and/or delivered in connection herewith.

SECTION 7.                                CONSENT OF GUARANTORS.  Each of the Guarantors hereby consents to this Amendment, and to the amendments and modifications to the Credit Agreement pursuant hereto and acknowledges the effectiveness and continuing validity of its obligations under or with respect to the Credit Agreement and any Security Document, as applicable, and its liability for the Obligations, pursuant to the terms thereof and that such obligations are without defense, setoff and counterclaim.

SECTION 8.                                GOVERNING LAW.  THIS AMENDMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.                                SUCCESSORS AND ASSIGNS.  This Amendment shall be binding upon and inure to the benefit of the Borrower, the other Loan Parties, the Administrative Agent, the other Agents and the Lenders, and each of their respective successors and assigns, and shall not inure to the benefit of any third parties.  The execution and delivery of this Amendment by the Lenders prior to the Effective Date shall be binding upon its successors and assigns and shall be effective as to any Loans or Commitments assigned to it after such execution and delivery.

SECTION 10.                          ENTIRE AGREEMENT.  This Amendment, the Credit Agreement and the other Loan Documents represent the entire agreement of the Loan Parties, the Administrative Agent, the Agents, the Lenders and the Lenders, as applicable, with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent, any other Agent or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Credit Agreement or the other Loan Documents.

SECTION 11.                          LOAN DOCUMENT.  This Amendment is a Loan Document executed pursuant to the Credit Agreement and shall (unless otherwise expressly indicated herein) be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

SECTION 12.                          COUNTERPARTS.  This Amendment may be executed by the parties hereto in any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  An executed signature page of this Amendment may be delivered by facsimile transmission or electronic PDF of the relevant signature page hereof.

SECTION 13.                          HEADINGS.  Section headings used in this Amendment are for convenience of reference only, are not part of this Amendment and are not to affect the construction of, or to be taken into consideration in interpreting, this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their duly authorized officers as of the date first written above.

THOMPSON CREEK METALS COMPANY INC.

By:	/s/ Pamela Saxton
	Name:	Pamela Saxton
	Title:	Chief Financial Officer
and Vice President, Finance

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and Lender

By:	/s/ Brian Knapp
	Name:	Brian Knapp
	Title:	Vice President

Royal Bank of Canada, as Lender

By:	/s/ Stam Fountoulakis
	Name:	Stam Fountoulakis
	Title:	Authorized Signatory

DEUTSCHE BANK AG CANADA BRANCH, as Lender

By:	/s/ Paul M. Jurist
Name: Paul M. Jurist
Title: Chief Country Officer

By:	/s/ Dave Gynn
Name: Dave Gynn
Title: Chief Financial Officer

Standard Bank Plc, as Lender

By:	/s/ Javier M. Rocio
Name: Javier M. Rocio
Title: Managing Director

Standard Bank Plc, as Lender

By:	/s/ Albert Maartens
Name: Albert Maartens
Title: Attorney in Fact

Compass Bank, as Lender

By:	/s/ Joseph W. Nimmons
Name: Joseph W. Nimmons
Title: Vice President

SOCIETE GENERALE (CANADA BRANCH), as Lender

By:	/s/ Chris Henstock
Name: Chris Henstock
Title: Managing Director

By:	/s/ Michael Manion
Name: Michael Manion
Title: Director

UBS Loan Finance LLC, as Lender

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director Banking Products Services US

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director Banking Products Services US